CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


                                                                   EXHIBIT 10.36

                             MANUFACTURING AGREEMENT

THIS PURCHASE AGREEMENT is entered into as of this 13th day of September 1999 by and between Wellex Corporation, a California corporation, whose principal place of business is located at 44141 S. Grimmer Blvd., Fremont, CA 94538 (hereinafter referred to as ("MANUFACTURER") and Verilink Corporation, a Delaware corporation, having its principal office at 127 Jetplex Circle, Madison, AL 35758 (hereinafter referred to as "PURCHASER").

1.      TERM

        This Agreement shall become effective on the date hereof and shall be in effect for two (2) years. The term of this Agreement shall be automatically extended for an additional one (1) year period unless either party elects to terminate the Agreement by written notice given to the other party at least ninety (90) days before the end of the initial two (2) year term.

2.      SPECIFICATIONS; QUALITY; Y2K

        (a) All products to be manufactured pursuant to this Agreement ("Products") shall be in accordance with PURCHASER's specifications and drawings, which have been provided to MANUFACTURER

        (b) All work performed by MANUFACTURER shall be performed in a skillful and professional manner and shall be consistent with best commercial standards of the industry, including but not limited to, ISO 9002, BABT, Production Quality Assurance Approval (PQAA) facility certification, and PURCHASER'S "Quality Plan" (see Exhibit D).

        (c) MANUFACTURER represents and warrants that its internal processes and that, to the best of its knowledge, the internal processes of its suppliers and vendors are Y2K compliant. As used herein, "Y2K Compliant" shall mean that neither performance nor functionality is affected by dates prior to, during, and after the Year 2000.

        IN PARTICULAR:

        Rule 1. No value for current date will cause any interruption in any operation.

        Rule 2. Date-based functionality must behave consistently for dates prior to, during and after Year 2000.

        Rule 3. In all interfaces and data storage, the century in any date must be specified either explicitly or by unambiguous algorithms or inferencing rules.

        Rule 4. Year 2000 must be recognized as a leap year.


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           MANUFACTURER is required to use its best efforts to avoid the interruptions of critical operations (including: security systems, capital HVAC Systems, power systems, computer systems, phone systems, and all company facilities used to support this Agreement. MANUFACTURER will provide PURCHASER a written Y2K plan (within one
           (1) month of the signing of this Agreement) addressing as a minimum all requirements called out in the Y2K section of this Agreement. Status of outstanding items will be reported monthly to PURCHASER until resolution is complete. Y2K status reports must include as a minimum evidence of facility equipment and services inventory. Y2K impacts analysis of said inventory, outstanding issues and contingency plans are required.

           In addition, MANUFACTURER shall provide:

        1) Availability of key personnel beginning December 19, 1999 through January 31, 2000.

        2) List of contact numbers and methods to reach MANUFACTURER's personnel during this period. This list should include direct dial lines (outside the PBX), cellular numbers, pagers, satellite phone numbers, internet based instant messages/chat programs, e-mail addresses, and any other means to rapidly communicate between MANUFACTURER and PURCHASER during this specified period.

3.      Shipping

        All shipments of Products shall be MANUFACTURER F.O.B PURCHASERS' bonded stores area in MANUFACTURER's facility and title shall pass to PURCHASER upon such shipment.

4.      Products

        All Products to be manufactured pursuant to this Agreement are listed on Exhibit A hereto. Products may be added to or deleted from Exhibit A, subject to the terms and conditions of this Agreement.

5.      PRODUCT PAYMENT TERMS

        Payment terms for all Products shall be one percent (1%) ten (10) days, net thirty (30) days. All "invoices" shall contain such detail, as may be necessary to support its MANUFACTURER's charges.

6.      INVENTORY PURCHASE

        (a) Purchase. MANUFACTURER shall purchase all of PURCHASER's inventory (RAW STOCK), including inventory ordered but not yet delivered. That inventory shall be transferred to MANUFACTURER on or before October 29, 1999 and shall be maintained by MANUFACTURER in a controlled stock room to insure that either party may validate physical and book inventory. MANUFACTURER shall conduct cycle


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            counts in accordance with a schedule mutually agreed upon by
            MANUFACTURER and PURCHASER.

        (b) Payment Terms. MANUFACTURER shall make monthly payments to PURCHASER for the inventory purchased pursuant to this Agreement, commencing thirty five (35) days from the initial (10-29-99) date that inventory is transferred to MANUFACTURER. Each payment shall equal the greater of: (i) one sixth (1/6) of PURCHASER's cost of the transferred inventory; or (ii) PURCHASER's cost of the inventory consumed in the manufacture of Products during thirty (30) day period immediately preceding the payment date. However, in no event shall the total amount paid under this clause exceed the dollar amount of inventory transferred.

        (c) Six Month Review. At the end of six (6) months from the date that the inventory is transferred, MANUFACTURER and PURCHASER shall evaluate the remaining inventory. Any inventory determined by mutual agreement to be obsolete or excess (i.e., not forecasted to be used in the manufacture of Products within nine (9) months from the date of evaluation) shall be repurchased by PURCHASER at MANUFACTURER's cost plus a minimum handling charge agreed to by each party. No "Purchased from PURCHASER" inventory will be held longer than one
            (1) year without a Material Carrying Charge agreed to by each party. (One and a half % (1.5 %) per month).

        (d) Last Time Buys. PURCHASER will identify all inventory purchased by PURCHASER as part of a last time buy. Such inventory will not be subject to the buy-back provision of Section 6(c) of this Agreement. SEE EXHIBIT C. (to be provided fifteen (15) days from Agreement signing.) Exhibit C will identify Part Number, "where used" and projected "depletion" date for each " Last Time Buy" item. PURCHASER's engineering department will identify replacement components for these items prior to usage of the last units.

7.      WIP PURCHASE

        MANUFACTURER shall purchase from PURCHASER at PURCHASER's cost all of PURCHASER's non-obsolete work in process ("WIP") included in the PURCHASER's initial purchase order and/or forecast. All WIP purchased hereunder shall be paid for by PURCHASER within thirty (30) days from transfer to MANUFACTURER. The cost for completing and testing of WIP shall be determined in accordance with Exhibit B to this Agreement and paid by PURCHASER in accordance with Section 5 of this Agreement. No partially completed sub-assemblies will be transferred to MANUFACTURER.

8.      CONSIGNMENT OF EQUIPMENT; TRAINING

        PURCHASER will deliver to MANUFACTURER its test equipment and manufacturing equipment unique to PURCHASER's Products for use by MANUFACTURER in manufacturing and testing Products. PURCHASER will retain title to such equipment, which shall be immediately returned to PURCHASER upon termination of this Agreement in good working order. MANUFACTURER shall maintain and upgrade the equipment as may be required to perform its obligations under this Agreement. PURCHASER shall

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        provide at its cost such additional test equipment as may be necessary to meet production requirements. Any modifications required to be made to equipment provided to MANUFACTURER pursuant to this section shall be documented by an Engineering Change Order ("ECO") or (Equivalent Manufacturing Control Documents) and shall be at PURCHASER's expense. PURCHASER shall provide such training to MANUFACTURER's personnel as may be necessary for MANUFACTURER to manufacture and test Products.

9.      PRICING; MATERIAL COSTS

        (a) MANUFACTURER's prices for its services shall be determined in accordance with the following formula:

        o  [*]

        o  [*]

        o  [*]

           [*]

            [*] The revenue forecast will be reviewed July 1, 2000, and each quarter thereafter, and in the event the revenue does not meet expectations, forward adjustments will be made reflecting an increase/decrease in Material Margin as agreed to between PURCHASER and MANUFACTURER as defined below in Section 9(d); no retroactive adjustments will be made. No adjustment will be made under this paragraph to the material margin on a quarterly basis if the total of the MANUFACTURER's actual revenue year to date plus the PURCHASER's forecast is equal to the annual revenue target on an annualized basis.

        (b) MANUFACTURER shall review its actual cost information, and provide PURCHASER with costed Bills-of-Material on a quarterly basis. After the quarterly cost review, MANUFACTURER will revise PURCHASER's cost, based on actual cost of raw material, plus agreed to mark-up. If MANUFACTURER, at PURCHASER's request, must pay premiums for expedited material shipments, MANUFACTURER will review with PURCHASER increased pricing prior to implementation, for PURCHASER's approval. PURCHASER will be responsible for documented and approved premium cost.

        (c) MANUFACTURER shall use its best efforts to obtain the lowest possible costs and to obtain flexibility to accommodate PURCHASER's schedule changes, based on PURCHASER's forecasts. Purchaser shall transfer to MANUFACTURER any volume purchase or unique pricing agreements it may have relating to Products.

        (d) Prices are based on the following assumptions:

            1. Major items are defined as main cards, snaps, shelves, power supplies. (See Exhibit B).

            2. Minor Items are defined as cables, CDs, manuals, & other accessory items.


                     [*] Confidential Treatment Requested.


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            3.  [*]

            4. No shipping preparation labor charge will be incurred for minor items.

            5.  [*]

            6.  [*]

            7.  [*]

            8. Material margin structure defined during a calendar year [each one (1) year period beginning 01-01-00].


                 Revenue                                  Material Margin
                 [*]                                             [*]
                 [*]                                             [*]
                 [*]                                             [*]
                 [*]                                             [*]


                 At the end of the first one-year period, MANUFACTURER and PURCHASER will review the opportunity to reduce the [*] rate, based on the revenue and future projections.

        (e) No MANUFACTURER's inventory will be held longer than one (1) year without a material carrying charge agreed to by each party per agreement in Item 6C.

        (f) Non Cancelable Non Returnable material purchased by MANUFACTURER per PURCHASER'S Purchase Orders or Letter of Agreement will be the sole liability of PURCHASER.

10.     PURCHASE ORDERS; FORECASTS

        (a) All purchases made pursuant to this Agreement shall be made pursuant to a Purchase Order, which shall be signed by an authorized representative of PURCHASER and shall contain PURCHASER's part number, revision level of Products to be shipped, and PURCHASER's delivery schedule.

        (b) Every thirty (30) days, PURCHASER shall provide MANUFACTURER with a firm Purchase Order for its requirements for the next thirty (30) day period and a forecast for the subsequent five (5) month period. Within the thirty (30) day period, MANUFACTURER shall provide a cycle time of five (5) working days from production release to shipment to MANUFACTURER'S bonded stock inventory.

        (c) MANUFACTURER shall use PURCHASER's Purchase Orders and forecasts as a basis for purchasing materials required for Products. PURCHASER shall be responsible for the costs of any material purchased for Products subject to a Purchase Order and forecast not used for the manufacture of Products due to cancellations by PURCHASER. MANUFACTURER shall use its best efforts to mitigate PURCHASER's liability pursuant to this section.

                     [*] Confidential Treatment Requested.

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        (d) PURCHASER shall be entitled to cancel, reschedule, or modify
            Purchase Orders that provide for delivery beyond thirty (30) days, provided PURCHASER provides MANUFACTURER with at least fourteen (14) days written notice of such cancellation, rescheduling, or modification. If such action by PURCHASER represents an acceleration of shipment date or increase in quantity of Products, MANUFACTURER will use its best efforts to meet PURCHASER's request, subject to material availability and capacity, and expedite labor charges.

11.     WARRANTY

        (a) MANUFACTURER warrants that the Product sold hereunder will be free from defects in material and workmanship according to IPC 610 Workmanship Standards and other appropriate quality standards for a period of one (1) year from the date of shipment, provided that: (i) MANUFACTURER is notified in writing by PURCHASER within thirty (30) days after PURCHASER's discovery of any Product failure, or (ii) the defective Product is returned to MANUFACTURER no longer than ten
            (10) days following the last day of the warranty period. MANUFACTURER shall include serial numbers and/or date stamps, as designated by PURCHASER, on each Product to facilitate warranty tracking. PURCHASER shall forward defective Products to MANUFACTURER freight prepaid, and MANUFACTURER will use its best efforts to return the repaired or replaced Products freight prepaid by MANUFACTURER to PURCHASER no later than thirty (30) days from the date MANUFACTURER received the defective Product. The foregoing warranty shall not be valid if the Product or component parts have been subjected to abuse, misuse, accident, alteration, neglect, unauthorized repair or installation.

        (b) Subject to Exhibit D, the foregoing warranty provisions set forth the MANUFACTURER's sole liability and the PURCHASER's exclusive remedies for claims (except as to title) based on defects in, or failure of, any Product sold hereunder when the claim is based on breach of warranty. Upon the expiration of the applicable warranty for any Product sold hereunder, all such liability shall terminate.

        (c) The above warranty periods shall not be extended by the repair or replacement of Products pursuant to any of the above warranties. The above warranties shall apply to PURCHASER, its successors, assigns and those who purchase or use Products. PURCHASER shall deal directly with MANUFACTURER for returns and repairs.

        (d) EXCEPT AS HEREINABOVE PROVIDED, THE FOREGOING WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, OR STATUTORY, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12.     DELIVERY

        (a) Products shall be delivered to PURCHASER in accordance with the delivery dates as specified on PURCHASER's Purchase Orders as agreed to by MANUFACTURER.


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        (b) Upon learning of any potential delays, MANUFACTURER will immediately notify PURCHASER in writing as to the cause and extent of such delay. MANUFACTURER and PURCHASER will review the cause and extent of such delay, and the Purchase Order Line Item delivery date will be modified if Material is determined to be on allocation, defective, or incorrect, in a manner that could not be reasonably anticipated by MANUFACTURER. If the above circumstances do not apply, the delivery schedule in the Purchase Order shall remain in effect.

        (c) PURCHASER requires a compliance to agreed upon delivery date greater than 95%. Delivery Commitment is defined as a Purchase Order Line Item, 100% quantity shipped as acknowledged in Purchase Order Delivery Date. MANUFACTURER shall be responsible for any financial penalties or additional expenses as a result of MANUFACTURER's failure to meet the mutually agreed to delivery commitments.

            If MANUFACTURER is performing below 95% delivery commitment to individual line item requirement into PURCHASER's stores area, PURCHASER will withhold 3% of the dollar amount of the delinquent Purchase Order line item until performance achieves 95% within thirty (30) days or a mutually agreed upon recovery period. PURCHASER will refund the withheld amount if the performance achieves 95% within thirty (30) days or the mutually agreed to recovery period, whichever is applicable. If performance does not achieve 95% within the applicable period, PURCHASER shall retain all amounts withheld.

13.     TERMINATION

        This Agreement may be terminated by either party at any time upon the occurrence of any one or more of the following events of default:

        (a) Failure of the other party (i) to perform pursuant to the terms and conditions of this Agreement; and (ii) to cure such performance deficiency within sixty (60) days after receiving written notice thereof given by the aggrieved party;

        (b) The entering into or filing by the other party of a petition, arrangement or proceeding seeking an order for relief under the bankruptcy laws of the United States, a receivership for any of the assets of the other party, a composition with or assignment for the benefit of its creditors, a readjustment of debt, or the dissolution or liquidation of the other party;

        (c) The insolvency of the other party.

        Upon termination, by MANUFACTURER pursuant to PURCHASER's default, PURCHASER shall be liable for any material acquired by MANUFACTURER, pursuant to PURCHASER's Purchase Orders, current forecasts and approved material Purchase authorizations.

14.     INSPECTION


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        (a) Source Inspection. Upon request from PURCHASER, MANUFACTURER agrees to allow PURCHASER to inspect and review the work being performed under this Agreement, including materials and supplies being used. However, shipments will not be delayed if PURCHASER fails to conduct such source inspection. Source inspection does not constitute acceptance of Products.

        (b) Approved MANUFACTURERs. In the course of purchasing component parts on behalf of PURCHASER, MANUFACTURER must follow PURCHASER's Approved Vendors List for all component parts. If MANUFACTURER offers alternatives to PURCHASER's AVL, the alternatives must be approved in writing by PURCHASER prior to acquisition by MANUFACTURER of alternative component parts.

        (c) Bonded Stores Inventory Accuracy. While PURCHASER owns "Bonded Stores Inventory", MANUFACTURER is responsible for staffing, maintenance, data and inventory accuracy. A formal cycle count process and/or physical inventories will be required by MANUFACTURER. In the event the MANUFACTURER's inventory accuracy defined as book-to-physical units and dollars, falls below 98% accuracy, PURCHASER will require MANUFACTURER to complete a physical inventory, at MANUFACTURER's expense, until such time inventory accuracy is compliant. Failure to meet these requirements will require the MANUFACTURER to provide a root cause analysis, containment plan, and preventive action plan based on PURCHASER's periodic audits.

15.     ENGINEERING CHANGE ORDERS ("ECOs")

        From time to time MANUFACTURER will be asked to implement ECOs. The following shall apply to ECOs:

        (a) PURCHASER shall notify MANUFACTURER in writing of a proposed ECO. This notification should include the documentation of the change to effectively support MANUFACTURER's investigation of the impact of this proposal.

        (b) Upon notice of a change, MANUFACTURER will make best effort to review all costs impacted within five (5) working days. All cost impacts and material availability issues will be mutually reviewed and agreed to with PURCHASER prior to implementation.

        (c) Emergency ECOs will be immediately implemented at PURCHASER's request. PURCHASER will be liable for costs (material and labor) associated with emergency ECO implementation.

16.     CONFIDENTIALITY

        Both parties acknowledge that, by reason of their relationship, they may have access to certain information and materials concerning the other's business, plans, and products (including, but not limited to, information and materials contained in technical data provided to the other party) which is confidential and of substantial value to the other party, which value would be impaired if such information were used by the other


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        party or disclosed to third parties. Both parties agree that they shall not use in any way, for their own account or the account of any third party, nor disclose to any third party, any such confidential information which is revealed to it by the other party without written authorization from the other party. Each party will take every reasonable precaution to protect the confidentiality of such information consistent with the efforts exercised by it with respect to its own confidential information. Each party shall advise the other of information or materials it considers to be confidential. Upon termination of this Agreement, all confidential information shall be returned to owners of that confidential information. This provision shall survive termination of this Agreement.

17.     INDEMNIFICATION

        Each party shall indemnify and defend the other party against all claims, suits, losses, expenses and liabilities for bodily injury, personal injury, death and property damage directly or indirectly caused by any Products of through the intentional acts or negligence of a party or of any person for whose actions such party is legally liable. Both parties shall carry and maintain liability insurance coverage to satisfactorily cover its obligations under this Agreement.

18.     COMPLIANCE WITH APPLICABLE LAWS

        MANUFACTURER has been, and shall continue to be, in material compliance with the provisions of all applicable federal, state and local laws, regulations, rules and ordinances applicable to the transactions governed by this Agreement.


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19.     FORCE MAJEURE

        In the event that performance by either party of its obligations under this Agreement is prevented due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, or any other similar cause beyond the reasonable control of the party invoking this section, and if such party shall give prompt written notice to the other party, the time for its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences.

20.     MISCELLANEOUS

        (a) Severability. In the event that one or more of the provisions, or parts thereof, contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, the same shall not invalidate or otherwise affect any other provision in the Agreement, and the Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

        (b) Entire Agreement; Modification. This Agreement constitutes the entire and exclusive statement by PURCHASER and MANUFACTURER of the terms of their agreement, notwithstanding any additional or different terms that may be contained in any quotation, acknowledgment, confirmation, purchase order, invoice or other form of PURCHASER or MANUFACTURER. All prior and contemporaneous proposals, negotiations, representations and agreements are merged into this Agreement. The terms of this Agreement may not be altered, modified, superseded, amended or rescinded, and no additional terms shall become a part of this Agreement, except pursuant to a writing specifically referencing this Agreement and signed by a representative of the party against whom enforcement is sought.

        (c) Notice. Unless otherwise specified in this Agreement, all notices and other communications permitted or required by the provisions hereof shall be in writing and shall be mailed, faxed or delivered to the other party at the address set forth below (or at such other address as either party shall designate in writing to the other party during the term of this Agreement) and shall be effective and deemed received: i) if mailed, when actually received; ii) if faxed, when actually received; or iii) if personally delivered, when delivered. Each notice to MANUFACTURER or PURCHASER shall be addressed, until notice of change thereof, as follows:

                      i)     If intended for MANUFACTURER, to:

                             Wellex Corporation
                             44141 S. Grimmer Blvd.
                             Fremont, CA  94538
                             Attn:  Richard L. Fitzgerald


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                     ii)     If intended for PURCHASER, to:

                             Verilink Corporation
                             127 Jetplex Circle
                             Madison, AL  35758
                             Attn:  Thomas E. Abernathy, Jr.

        (d) Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party.

        (e) Waiver. No failure or delay on the part of either party hereto in exercising any right or remedy under this Agreement, or any single or partial exercise of any such right or remedy, shall operate as a waiver thereof. No provision of this Agreement may be waived except in writing signed by the party granting such waiver.

        (f) Governing Law; Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Acceptance or acquiescence in a course of performance rendered under this Agreement shall not be relevant to determining the meaning of the Agreement, even though the accepting or acquiescing party had knowledge of the nature of the performance and an opportunity for objection. No course of prior dealing between the parties and no usage of the trade shall be relevant to supplement or explain any terms used in this Agreement.

        (g) Moving Costs. The responsibility for moving costs required to implement this Agreement shall be governed by PURCHASER's letter to MANUFACTURER, dated July 30, 1999.

        (h) PURCHASER's Personnel. MANUFACTURER will make available working space for a mutually agreed upon number of PURCHASER's personnel.

        (i) COOPERATION. PURCHASER will assist MANUFACTURER in identifying current or former employees of PURCHASER as potential employees of MANUFACTURER and in making such persons available for interview.

21.     RETURN MATERIAL AUTHORIZATION

        If product is found to be defective pursuant to Section 11 of this Agreement, PURCHASER will notify MANUFACTURER and MANUFACTURER will provide a Return Material Authorization number prior to PURCHASER returning the Product. MANUFACTURER will make best effort to provide an RMA number within twenty-four (24) hours.


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22.     QUARTERLY REVIEWS

        PURCHASER and MANUFACTURER will jointly work towards process improvements in the following areas:

        -  Total Price
        -  Quality
        -  Cycle Time
        -  On-time Delivery
        -  Design improvements on manufacturability, quality and price

        PURCHASER and MANUFACTURER will meet every three (3) months to review current worldwide material prices for higher dollar components and determine a procurement strategy to achieve best total pricing.

23.     REPAIR CENTER

        MANUFACTURER agrees to provide a repair center for Products subject to mutual agreement between MANUFACTURER and PURCHASER. Among the terms to be agreed upon are pricing for repair of Products, and refurbishment and modification of field equipment. Repair costs will be twenty-two (22%) of the actual product cost which includes internal handling and repair (excluding transportation). Repair cycle time will be five (5) work days on current products, where material is immediately available.

        After completion of first year of this Agreement, both parties will review actual cost of repair, including labor, material, and overhead, and will agree upon any adjustment of repair cost.

24.     CONTROL OF CONSIGNED INSPECTION; MEASURING & TEST EQUIPMENT

        MANUFACTURER shall track consigned inspection measuring and test equipment within the MANUFACTURER's recall system. This includes:

        -  Calibrating equipment,
        -  Maintaining calibration certification records (per ISO 9002),
        - Supplying the purchaser with a quarterly summary of equipment calibration status.



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Manufacturing Agreement
Wellex and Verilink

               ACCEPTED FOR                               ACCEPTED FOR
               Verilink Corporation                       Wellex Corporation


          By:     /s/ Grahmam G. Pattison          By:     /s/ Chern H. Lee

          Print:  Grahmam G. Pattison              Print:  Chern H. Lee

          Title:  President and CEO                Title:  President & CEO

          Date:   September 13, 1999               Date:   September 13, 1999




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Manufacturing Agreement
Wellex and Verilink

                                    EXHIBIT D

                                  QUALITY PLAN

PRODUCT QUALITY LEVELS

1st Pass Final Test Yields.
Subcontractor is required to meet or exceed 1st pass final test yields of 97% (for each model manufactured) and must show evidence of continuous improvement. This requirement is based on monthly data collected by MANUFACTURER for each model manufactured during the month, with a minimum lot size of 25 units for the month. PURCHASER reserves the right to monitor testing processes and verify 1st pass final test yields. Analysis of 1st pass test yields must be completed by MANUFACTURER within ten (10) working days of the previous month end during which the data was collected.

Failure to meet these requirements will require that the MANUFACTURER provide a written root cause analysis, containment plan, and preventive action plan within five (5) working days of capturing the prior month's data.

Field Return Rate
The field return rate, due to any workmanship or related discrepancies, excluding NTF (No Trouble Found), as defined in IPC 610 (latest revision) must not exceed 0.2% for each model shipped under this Agreement. Failure to meet this requirement will result in MANUFACTURER repairing defective product at no charge to PURCHASER. Failure to meet these requirements will require that the MANUFACTURER provide a written root cause analysis, containment plan, and preventive action plan within five (5) working days of capturing the prior month's data.


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Manufacturing Agreement
Wellex and Verilink